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                                                                   EXHIBIT 10.27

                                                                  EXECUTION COPY

                               SEVERANCE AGREEMENT

         This Severance Agreement ("Agreement") is entered into between Jared L. Gurfein (the "Executive") and NTL Incorporated (the "Company") as of June 27, 2003.

                               W I T N E S S E T H

         WHEREAS, the Executive is currently employed by the Company pursuant to an employment agreement, dated January 10, 2003, that is attached hereto as Exhibit A (the "Employment Agreement");

         WHEREAS, the Company and the Executive agree that the Executive's employment will terminate on August 15, 2003 (the "Termination Date");

         WHEREAS, the Executive and the Company wish to outline the terms and conditions of a termination of the Executive's employment on the Termination Date, so that the Executive and the Company can settle, fully and finally, all matters between them; and

         NOW THEREFORE, the Executive and the Company, intending to be legally bound, hereby agree as follows:

         1. EFFECTIVENESS. This Agreement will become effective as of the date hereof; provided that if the Executive either does not sign the release attached hereto as Exhibit B (the "Release") on, or within the eight calendar days prior to, the Termination Date, or revokes the Executive's consent to the Release under Paragraph 4(b) of the Release within the seven calendar days following the signing of the Release, the Company shall not be obligated to make the payments sets forth in Paragraphs 2(b), 2(d) and 2(e) of this Agreement. Provided that the Executive does not revoke the Executive's consent to the Release, the term "Payment Date" will mean the eighth calendar day after the date on which the Executive signs the Release.

         2.       TERMINATION OF EMPLOYMENT; SEVERANCE.

                  (a) The Company agrees that, unless earlier terminated as provided herein, the Company shall continue to employ the Executive at the Executive's current location, to pay the Executive's "Base Salary" (as defined in the Employment Agreement) at the rate in effect as of the date of this Agreement, to reimburse the Executive for all reasonable business expenses, incurred in connection with the Executive's duties, pursuant to the Company's policies, and to allow the Executive to participate in the Company's benefit programs until the Termination Date, upon which date the Executive's employment with the Company and its affiliates shall cease; provided, however, that nothing herein shall impair the Company's right to terminate the Executive's employment for "Cause" (as defined in the Employment Agreement and modified herein) prior to the Termination Date or the Executive's right to terminate the Executive's employment for a "Constructive Termination Without Cause" (as defined in the Employment Agreement and modified herein). As of the date of this Agreement, the Company is not aware of any events, omissions or circumstances, individually or in the aggregate, constituting Cause under the Employment Agreement with respect to the Executive. The

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Executive acknowledges and agrees that (i) the Executive is not aware of any events, omissions or circumstances that have occurred on or prior to the date of this Agreement which, individually or in the aggregate, constitute a "Constructive Termination Without Cause" under the Employment Agreement and (ii) no diminution of the Executive's title, position, duties or authorities which may occur following the date of this Agreement shall, individually or in the aggregate, constitute a Constructive Termination Without Cause if such diminution occurs as a result of the transitioning of the Executive's title, position, duties or authorities to a successor. Further, the Executive's failure to perform duties which are inconsistent with the Executive's title, position, duties or authorities as set forth in the Employment Agreement shall not constitute Cause; provided, however, that the Executive acknowledges and agrees that the transitioning of the Executive's title, position, duties or authorities to a successor is not inconsistent with the Executive's title, position, duties or authorities as set forth in the Employment Agreement.

                  (b) The Company acknowledges that the Executive is a participant in the Company's annual bonus program (the "Bonus Plan"). Exhibit C hereto sets forth the performance goals under the Bonus Plan applicable to the period commencing January 1, 2003 and ending June 30, 2003 and the potential amounts that may become payable to the Executive based on the extent to which such performance goals are achieved. The Company shall use commercially reasonable efforts to determine, prior to the Payment Date, the extent to which the Company has achieved such performance goals. In the event that such efforts fail, the Company will make such determination as soon thereafter as practicable. The date upon which the Company makes such determination is the "Bonus Determination Date." In the event that, pursuant to the terms of the Bonus Plan, the Executive becomes entitled to a payment in respect of the six-month period ending June 30, 2003, the Company shall pay such amount to the Executive on the "Bonus Payment Date." The Bonus Payment Date shall be the later of the Payment Date or ten business days following the Bonus Determination Date. The Executive hereby waives any right to a bonus of any kind relating to the period between July 1, 2003 and the Termination Date. Such bonus shall be paid as follows: (i) one-half in cash and (ii) one-half in shares of Company common stock having a "Fair Market Value" (as defined below) equal to one-half of such bonus. The Company shall issue, on the Bonus Payment Date, an instruction to the Company's transfer agent, authorizing such transfer agent to deliver immediately such shares to the Executive. For purposes of the foregoing, "Fair Market Value" shall mean the closing price of the Company's common stock as quoted on the NASDAQ Stock Market quotation system on the last business day prior to the Bonus Payment Date.

                  (c) Upon any termination of the Executive's employment with the Company and its affiliates, the Company shall pay to the Executive (or the Executive's estate, if applicable) any earned but unpaid portion of the Executive's Base Salary, any unpaid business expenses incurred prior to the termination of employment in accordance with Company policy, vacation pay as determined and calculated by Paragraph 9 of this Agreement, and any benefits that may be due to the Executive (or the Executive's estate, if applicable) under any employee benefit plans of the Company, including benefits which may become payable upon a termination of the Executive's employment by reason of the Executive's death or because the Executive has become "Disabled" (as defined in the Employment Agreement).

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                  (d)      If the Executive is employed through the Termination
Date or if, prior to the Termination Date, the Company terminates the Executive's employment other than for "Cause" (as defined in the Employment Agreement and modified herein) or a "Constructive Termination Without Cause" (as defined in the Employment Agreement and modified herein) occurs, the Company shall (i) pay to the Executive on the Payment Date any Base Salary earned, or which would have been earned, through the Termination Date; (ii) pay to the Executive on the Payment Date a lump sum cash payment equal to three times the Executive's Base Salary; (iii) at the Executive's election (which the Executive must make on or prior to August 1, 2003), and in satisfaction of the Company's obligations, if any, under the statutory scheme commonly known as "COBRA," either (x) provide continued medical benefits covering the Executive and the Executive's qualifying dependents under a Company group health plan currently covering employees as provided in Paragraph 4 of Exhibit E attached hereto (the "Group Health Plan"), with the Company to pay for such coverage for the period commencing August 16, 2003 through August 15, 2004 and the Executive to pay for such coverage from August 16, 2004 through February 15, 2005; provided, however, that in the event that the Company's insurance carrier terminates such coverage, the Company agrees to pay to the Executive a pro rata portion of the Cash Payment Option (as defined below) from the date upon which the insurance carrier terminates such coverage through August 15, 2004; or (y) pay on the Payment Date an amount in cash equal to the sum of (1) the total annual premium, as in effect on the date of execution of this Agreement, payable with respect to the Executive's current medical benefits coverage (including coverage with respect to the Executive's qualifying dependents) under the Group Health Plan plus (2) an amount equal to fifty percent (50%) of the amount described under clause (1) above (the "Cash Payment Option"); and (iv) furnish to the escrow agent specified in that certain escrow agreement, dated April 16, 2003, among the Company and certain Company executives, including the Executive (the "Escrow Agreement"), an instruction in the form attached hereto as Exhibit D on the Payment Date; provided, however, that, in the event of the Executive's death prior to the date on which such shares are released, such shares shall be issued to the Executive's beneficiary or estate, as applicable.

                  (e) In the event that, prior to the Termination Date, the Executive terminates the Executive's employment with the Company and its affiliates for any reason, in addition to any other payments or benefits to which the Executive is entitled under Company benefit plans or otherwise, the Executive and the Executive's qualified dependants shall be entitled to the benefits set forth in Paragraph 2(d)(iii) of this Agreement. In the event that, prior to the Termination Date, the Executive's employment with the Company is terminated due to the Executive's death, in addition to any other payments or benefits to which the Executive is entitled under Company benefit plans or otherwise, the Executive and the Executive's qualified beneficiaries or estate, as applicable, shall be entitled to the benefits set forth in Paragraphs 2(d)(i), (iii) and (iv) and in Paragraph 2(d)(ii) less any amounts received by the Executive's estate pursuant to any death benefits under any plans, programs, policies and arrangements of the Company as are then in effect. In the event that the Executive dies, the legal representative of the Executive's estate shall execute the Release on behalf of the Executive's estate.

                  (f) Contemporaneously with the execution of this Agreement, the Executive shall execute and deliver a letter in the form attached hereto as Exhibit E, resigning as of the Termination Date from any and all boards and office or director positions, if any, with the

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Company and any of its parents, subsidiaries or affiliates, and any other documents necessary to effectuate such resignation.

         3.       EXECUTIVE'S COVENANTS, CONFIDENTIALITY.

                  (a) The Executive reaffirms, and agrees to comply with, all of the Executive's obligations in Section 7(h) and Section 9 of the Employment Agreement. Notwithstanding the foregoing, nothing in Section 9 of the Employment Agreement or Paragraph 3(b) of this Agreement shall prohibit the Executive from disclosing the conditions of the Executive's separation from the Company.

                  (b) The Executive also agrees to keep confidential the terms and conditions of this Agreement, except that the Executive may disclose such information (i) as may be required in the course of obtaining legal advice with respect to the rights and obligations created hereby, (ii) as may be required in the preparation of foreign, federal, state or local tax returns,
(iii) as may be needed to explain the circumstances of the Executive's separation from the Company, (iv) as may be required in the enforcement or implementation of this Agreement, or (v) as may be required to respond to a subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure, the Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

         4. NO ADMISSION OF WRONGDOING. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees (as defined in Exhibit B) or the Executive.

         5. CONSULTATION WITH ATTORNEY/VOLUNTARY AGREEMENT. The Executive acknowledges that (i) the Company has advised the Executive of the Executive's right to consult with an attorney of the Executive's choosing prior to signing this Agreement, (ii) the Executive has consulted with an attorney regarding the terms of this Agreement prior to executing it, (iii) the Executive has carefully read and fully understands all of the provisions of this Agreement and (iv) the Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

         6. STOCK OPTIONS. The Executive acknowledges that the Executive has received the Non-Qualified and Incentive Stock Option Notice, dated April 11, 2003, attached hereto as Exhibit F (the "Stock Option Notice") and there are no other option grants to which the Executive is entitled.

         7.       FORM S-8; OPINIONS OF COUNSEL.

                  (a) The Company agrees that, if it has not already done so, as soon as possible following the date hereof, it will file a Form S-8, pursuant to the Securities Act of 1933, as amended, to register the shares of the Company's common stock that (i) have been issued pursuant to payment of the Consummation Bonus (within the meaning of Section 4(a) of the Employment Agreement) and currently held in escrow pursuant to the Escrow Agreement, (ii)

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may be issued as partial payment of the Executive's bonus pursuant to Section
2(b) hereof and (iii) may be issued upon the exercise of the option evidenced by the Stock Option Notice (subparagraphs (a)(i)-(iii) of this Paragraph 7 being collectively, the "Company Shares").

                  (b) Prior to the Termination Date, the Company shall obtain, at the Company's sole expense, an opinion from the Company's counsel to the effect that the Company Shares are, or will be when issued, (i) validly issued, fully paid and non-assessable and (ii) not "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended.

         8. EX-PAT BENEFITS. The Company acknowledges that the Executive has been an ex-pat relocated from the New York office to London entitled to the typical benefits afforded to New York based ex-pats of the Company. These benefits are set forth on Exhibit G attached hereto.

         9. UNUSED VACATION. As of June 20, 2003, the Executive is entitled to twenty-five (25) vacation days through the Termination Date. The Company with the mutual consent of the Executive, which consent shall not be unreasonably withheld, shall schedule the Executive for a minimum of nine (9) vacation days between June 20, 2003 and the Termination Date; provided, however, that in the event that the Executive unreasonably withholds the Executive's consent, the Company will schedule such days for the Executive at the Company's sole discretion. As part of the Company's final paycheck to the Executive on the Termination Date, the Company shall pay up to sixteen (16) vacation days, less the number of vacation days taken by the Executive following June 20, 2003 in excess of nine vacation days, at a rate equal to the product of the Executive's Base Salary divided by 250 days.

         10. WITHHOLDING. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any foreign, federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

         11. NO ORAL MODIFICATION; NO WAIVERS. This Agreement may not be changed orally, but may be changed only in a writing signed by the Executive and a duly authorized representative of the Company. The failure of the Executive or the Company to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either the Executive or the Company of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

         12. ASSIGNMENT. This Agreement is personal to the Executive and may not be assigned by the Executive, and is binding on and shall inure to the benefit of the Company and the other Company Releasees.

         13. DESCRIPTIVE HEADINGS. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

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         14.      ENFORCEABILITY. In the event that any one or more of the
provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

         15. MODIFICATION OF EMPLOYMENT AGREEMENT. Sections 2, 3, 4, 5 and 6 in their entirety and Subsections (a)-(g) of Section 7 of the Employment Agreement are hereby null and void. The remaining provisions of the Employment Agreement shall remain in full force and effect according to their terms, as such terms have been modified herein. For the sake of clarity, for purposes of this Agreement, the definition of "Disabled" shall be the definition contained in Section 7(a) of the Employment Agreement, the definition of "Constructive Termination Without Cause" shall be the definition contained in Section 7(e)(i) of the Employment Agreement (as modified by this Agreement) and the definition of "Cause" shall be the definition contained in Section 7(e)(iii) of the Employment Agreement (as modified by this Agreement).

         16. ENTIRE AGREEMENT. This Agreement, the Employment Agreement (as modified by this Agreement) and the Release set forth the entire understanding between the Executive and the Company and supersede all prior agreements, representations, discussions, and understandings concerning the subject matter hereof. The Executive represents that, in executing this Agreement, the Executive has not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

         17. GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of New York, without giving effect to its principles of conflicts of law.

         18. ATTORNEYS' FEES. In the event that the Executive brings an action to enforce the Executive's rights under this Agreement and the Executive prevails in any such action, the Company will reimburse the Executive for all reasonable attorneys' fees and costs incurred by the Executive in any such action for the claims in which the Executive prevails.

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                  IN WITNESS WHEREOF, the Executive and a duly authorized
representative of the Company have executed this Agreement on the dates indicated below.

EXECUTIVE                       NTL INCORPORATED

/s/ Jared L. Gurfein   6-27-03  By: /s/ J. Barclay Knapp                 6-18-03
---------------------  -------      ---------------------------          -------
Jared L. Gurfein         Date       J. Barclay Knapp                      Date
                                    President - Chief Executive Officer
                                    NTL Incorporated

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                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (this "Agreement") made as of the 10th day of January, 2003, by and between NTL Communications Corp., a Delaware corporation (the "Company"), and Jared L. Gurfein (the "Executive").

         WHEREAS, the Company wishes to employ the Executive as Vice President - Senior Assistant General Counsel of the Company effective as of the "Effective Date" (as defined in the Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, dated as of July 15, 2002 (such plan, as it may be amended or supplemented, the "Plan")); and

         WHEREAS, the Executive wishes to accept such employment and to render services to the Company on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Effectiveness. This Agreement shall become effective as of the Effective Date. This Agreement constitutes the "Employment Agreement" referred to in Article IV.I. of the Plan.

         2.       Employment Term.

         (a) The term of the Executive's employment pursuant to this Agreement (the "Employment Term") shall commence as of the Effective Date and shall end on December 31, 2003, unless the Employment Term terminates earlier pursuant to Section 7 of this Agreement. The Employment Term may be extended by mutual agreement of the Company and the Executive; provided, that the Company shall give the Executive at least 60 days' notice prior to December 31, 2003 if it does not intend to seek an extension of the Employment Term.

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         (b)      Title; Duties. During the Employment Term, the Executive shall hold the title and offices of, and serve in the position of, Vice President - Senior Assistant General Counsel of the Company, and the Executive shall perform such duties, services and responsibilities as are reasonably requested from time to time by the Board of Directors of the Company (the "Board") and normal and customary for such position. During the Employment Term, the Executive's principal office shall be located in New York City or within 60 miles of New
York City, provided, for a period of less than one year from November 15, 2002 (the "Abroad Term"), Executive and the General Counsel may agree that Executive will work in the Company's office located within Greater London, England.

         During the Employment Term, the Executive shall devote the Executive's full business time, attention and skill to the performance of the Executive's duties, services and responsibilities hereunder and shall use the Executive's best efforts to promote the interests of the Company. During the Employment Term, the Executive will not, without the prior written approval of the Board, engage in any other business activity which could interfere with the performance of the Executive's duties, services and responsibilities hereunder or which is in violation of applicable policies established from time to time by the Company. Nothing contained in this Agreement shall preclude the Executive from devoting a reasonable amount of time and attention during the Employment Term to
(i) serving, with the prior approval of the Board, as a director, trustee or member of a committee of any organization; (ii) engaging in charitable and community activities; and (iii) managing personal investments and affairs, so long as any activities of the Executive which are within the scope of clauses
(i), (ii) and (iii) of this Section 2(b) do not interfere with the performance of the Executive's duties, services and responsibilities hereunder.

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         3.       Monetary Remuneration.

         (a) Base Salary. During the Employment Term, in consideration of the performance by the Executive of the Executive's obligations hereunder to the Company and its parents, subsidiaries, affiliates and joint ventures (collectively, the "Company Affiliated Group") in any capacity (including any services as an officer, director, employee, member of any Board committee or management committee or otherwise), the Company shall pay to the Executive an annual salary of $200,000 (the "Base Salary"). The Base Salary shall be payable in accordance with the normal payroll practices of the Company in effect from time to time. If the Executive provides services to members of the Company Affiliated Group other than the Company, no additional compensation shall be paid by any such member to the Executive, and any compensation for such services (if any) shall be paid to the Company.

         (b) Annual Cash Bonus. During each fiscal year of the Company that the Employment Term is in effect, the Executive shall be eligible to earn a cash bonus in the sole discretion of the Board (the "Annual Cash Bonus").

         4.       Equity-Based Compensation.

         (a) Consummation Bonus. Not later than 10 days following the Effective Date, the Company shall deposit into an escrow account for the benefit of the Executive shares of common stock of the Company with a value equal to the Base Salary, such value to be determined by reference to the volume-weighted average price of the Company's common stock on the first five trading days with respect to the common stock on or following the Effective Date. Such shares of common stock shall be (a) registered at the Company's cost on a Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after the Effective Date and (b) delivered to the Executive on the 9-month anniversary of the Effective Date so long as (x) the

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Executive is an employee of the Company on such date or (y) the Executive's employment has been terminated on or after the Effective Date but on or before such date and such termination is a Termination Without Cause or a Constructive Termination Without Cause. It is expressly acknowledged and understood that the foregoing grant of stock is subject to approval of the board of directors (or appropriate committee thereof) of the Company, and that the issuance of such stock will be subject to the Company obtaining such approval.

         (b) Stock Options. During the Employment Term, the Executive shall be eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined in the sole discretion of the Board.

         5.       Benefits.

         (a) During the Employment Term, the Executive shall be entitled to participate in all of the employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to, or for the benefit of, its senior executive officers in accordance with the terms thereof as they may be in effect from time to time.

         (b) Reimbursement of Expenses. During the Employment Term, the Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in carrying out the Executive's duties, services and responsibilities under this Agreement, so long as the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. The Executive shall have the right to reimbursement, upon

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proper accounting, of reasonable attorney's fees not to exceed $5,000 in connection with the negotiation and execution of this Employment Agreement.

         (c) Ex-Pat Package. During the Abroad Term, Executive and his family shall have the right to receive the benefits of the Company's standard ex-patriot benefits package (as applied to comparable New York based employees of the Company) for the duration of any time Executive and his spouse live in London, England.

         6. Vacations. For each whole and partial calendar year during the Employment Term, the Executive shall be entitled to 5 weeks of paid vacation (prorated for any partial calendar year), to be credited and taken in accordance with Company's policy as in effect from time to time for its similarly situated executives.

         7.       Termination; Severance.

         (a) Termination of Employment. The Company may terminate the employment of the Executive without Cause upon 30 days' notice to the Executive. In addition, the employment of the Executive shall automatically terminate as of the date on which the Executive dies or is Disabled. For purposes of this Agreement, the Executive shall be "Disabled" as of any date if, as of such date, the Executive has been unable, due to physical or mental incapacity, to substantially perform the Executive's duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable. Upon termination of the Executive's employment because the Executive dies or is Disabled, the Company shall provide the Executive (or the Executive's estate, if applicable) with death or disability benefits (as applicable) pursuant to the plans, programs, policies and arrangements of the Company as are then in effect. In addition, upon any termination of the Executive's employment during the Employment Term, the

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Company shall pay the Executive any earned but unpaid portion of the Base Salary and Annual Cash Bonus. Immediately following termination of the Executive's employment for any reason, the Employment Term shall terminate.

         (b) Termination Without Cause; Constructive Termination Without Cause. Upon a Termination Without Cause or a Constructive Termination Without Cause, the Company shall, as soon as practicable following the effectiveness of the general release of claims set forth in Section 7(f), pay the Executive a lump-sum severance payment of cash equal to the product of the Base Salary times
3. In addition to the foregoing, upon a Termination Without Cause or a Constructive Termination Without Cause during the Abroad Term (if any), the Company shall pay the reasonable relocation expenses to relocate Executive and his Spouse (and any children) back to New York City and pay a reasonable housing allowance, through the remainder of the Abroad Term.

         (c) Termination upon Non-Renewal of the Employment Term. If (i) the Employment Term shall end on December 31, 2003, (ii) the Executive's employment shall terminate on or after January 1, 2004 and on or prior to January 15, 2004 and such termination is not a termination by the Company for Cause or by reason of the Executive having died or become Disabled and (iii) the Executive is not, on the date of termination, a party to an employment agreement with the Company that the parties agree therein is a successor to this Agreement, then the Company shall, as soon as practicable following the effectiveness of the general release set forth in Section 7(f), pay the Executive a lump-sum severance payment of cash equal to the product of the Base Salary times 2.

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         (d)      Upon a termination of the Executive's employment by the
Company for Cause, the Executive shall be entitled to earned but unpaid Base Salary and benefits through the date of termination, and the Executive shall not be entitled to any other payments or benefits.

         (e) Upon any termination of the Executive's employment other than by the Company for Cause, the Executive and his family shall be entitled to continued medical benefits under (and in accordance with the terms of) the Company's benefit plans for 1 year from the date of termination.

         For purposes of this Agreement:

                  (i) A "Constructive Termination Without Cause" means a termination of the Executive's employment during the Employment Term by the Executive within 30 days following the occurrence of any of the following events without the Executive's prior consent: (A) failure to continue the Executive in the position set forth in Section 2(b) (excluding a promotion); or (B) any material diminution in the Executive's working conditions, responsibilities or authorities; (C) assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the position set forth in Section 2(b); (D) any materially adverse change in the reporting structure applicable to the Executive (but not including a change in the person filling the position to which the Executive reports); (E) relocation of the Executive's principal office to a location more than 60 miles from New York City (or during the Abroad Term, if any, more than 50 miles from London, England); (F) failure to grant the Executive, during the six-month period beginning on the Effective Date, a number of options to purchase common stock of the Company as, in the Board's discretion, is commensurate with option grants made to similarly placed executives in comparable companies; or (G) the failure of the Company to maintain commercially reasonable

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directors' and officers' liability insurance. The Executive shall give the
Company 10 days' notice of the Executive's intention to terminate the Executive's employment and claim that a Constructive Termination Without Cause has occurred, and such notice shall describe the facts and circumstances in support of such claim. The Company shall have 10 days thereafter to cure such facts and circumstances if possible.

                  (ii) A "Termination Without Cause" means a termination of the Executive's employment during the Employment Term by the Company other than for Cause.

                  (iii) "Cause" means (x) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or to any crime involving fraud, embezzlement or breach of trust; (y) the willful and continued failure of the Executive to perform the Executive's duties hereunder (other than as a result of physical or mental illness); or (z) in carrying out the Executive's duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and each member of the Company Affiliated Group. The Company shall give the Executive 10 days' notice of the Company's intention to terminate the Executive's employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim. The Executive shall have 10 days thereafter to cure such facts and circumstances if possible. If the Board reasonably concludes that the Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until the Executive has received a hearing before the Board (if promptly requested by the Executive) and a majority of the Board in attendance at a meeting of the Board that occurs within 10 days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of the Executive therefor. If the Executive is a member of the Board, the Executive hereby recuses himself or herself from the deliberations and vote of the Board at such subsequent meeting.

         (f) Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive executes a general release of claims in form and manner satisfactory to the Company and such release has become irrevocable; provided, that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 7 upon termination of the Executive's employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group.

         (g) Resignation as a Director. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from the Board and from all other boards of, and other positions with, any member of the Company Affiliated Group, as applicable.

         (h) Cooperation Following Termination. Following termination of the Executive's employment for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive's services to any member of the Company

Affiliated Group. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters.

         8. Executive's Representation. The Executive represents to the Company that the Executive's execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive may have with or to any person or entity including, but not limited to, any prior employer.

         9.       Executive's Covenants.

         (a) Confidentiality. The Executive agrees and understands that the Executive has been, and in the Executive's position with the Company the Executive will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including, but not limited to, technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets. The Executive agrees that the Executive shall keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Executive shall have no obligation under this Section 9(a) with respect to any information that is or becomes publicly known other than as a result of the Executive's breach of the Executive's obligations hereunder and (ii) the Executive may (x) disclose such information to the extent reasonable and necessary for the performance of the Executive's duties hereunder or, (y) after giving prior notice to the

Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process. Upon termination of the Executive's employment, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of or otherwise in connection with the Executive's services to the Company Affiliated Group during or prior to the Employment Term.

         (b) Non-Competition and Non-Solicitation. During the period commencing upon the Effective Date and ending on the 18-month anniversary of the termination of the Executive's employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, associate, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive's services to the Company Affiliated Group), directly or indirectly:

                  (i) perform services for, or otherwise have any involvement with, a business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by owning or operating (x) broadband communications networks for telephone, cable television or internet services or (y) transmission networks for television and radio broadcasting, in each case principally in the United Kingdom or Ireland (the "Core Businesses"); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1% of any class of equity securities of one or more publicly traded companies;

                  (ii) solicit or hire any individual who is, or within the 12 months prior to the Executive's termination was, an employee of any member of the Company Affiliated Group or otherwise interfere with or disrupt the employment relationship between any member of the Company Affiliated Group and any such individual; or

                  (iii) solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business, from any person that the Executive knows was a current or prospective customer of any member of the Company Affiliated Group during the Executive's employment.

         (c) Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during or prior to the Employment Term and related to the business or activities of any member of the Company Affiliated Group, and the Executive assigns all of the Executive's interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term and shall be binding upon the Executive's subsequent employers, assigns, executors, administrators and other legal representatives.

         (d) Acknowledgment. The Executive expressly recognizes and agrees that the restraints imposed by this Section 9 are reasonable as to time and geographic scope and are not oppressive. The Executive further expressly recognizes and agrees that the restraints imposed by this Section 9 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company Affiliated Group, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 9 will cause irreparable harm to the Company Affiliated Group, that it is and will continue to be difficult to ascertain the harm and damages to the Company Affiliated Group that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive the Executive of an ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow the Executive to obtain employment without violating these covenants and agreements. The Executive further expressly acknowledges that the Executive has consulted independent counsel, and has reviewed and considered this Agreement with that counsel, before executing this Agreement.

         (e) Notice. The Executive shall give the Company 10 days' notice of any claim that the Company has materially breached any material obligation under this Agreement following the Executive's termination of employment, and such notice shall describe the facts and circumstances in support of such claim. The Company shall have 10 days thereafter to cure such facts and circumstances if possible. If the Executive reasonably concludes that the Company has not cured such facts or circumstances within such time and such facts or circumstances exist, then this Section 9 shall cease to be of force and effect from and after the date of such material breach.

         10.      Indemnification.

         (a) To the fullest extent permitted by Delaware law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys' fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive as a result of the Executive's service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive's acts of willful misconduct, misappropriation of funds or fraud). In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Executive, the Company shall, to the extent permitted by applicable law, promptly pay to the Executive all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof, provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company's Certificate of Incorporation or By-laws or otherwise.

         (b) Directors' and Officers' Insurance. The Company shall use its reasonable best efforts to maintain commercially reasonable directors' and officers' liability insurance during the Employment Term.

         11. Release of Claims. Effective as of the Effective Date, the Executive, with the intent of binding the Executive and the Executive's heirs, successors and assigns, hereby releases, remises, acquits and forever discharges the Company and each member of the Company Affiliated Group, the divisions, successors, predecessors and assigns thereof, and the present and former officers, directors, executives, agents, attorneys and employees thereof (collectively, the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the Executive individually or as a member of a class now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party, but excluding (a) out-of-pocket expenses properly incurred by the Executive prior to the Effective Date under Company policy in effect upon the incurrence thereof and (b) any right to indemnification applicable to periods prior to the Effective Date.

         12.      Miscellaneous.

         (a) Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at that time or at any prior or subsequent time.

         (b) Notices. All notices required or permitted hereunder will be given in writing, by personal delivery, by confirmed facsimile transmission (with a copy sent by express delivery) or by registered or certified mail, or by express delivery via express mail or any reputable courier service, in each case addressed as follows (or to such other address as may be designated):

         If to the Company:    110 East 59th Street
                               New York, NY 10022
                               Attention:  Secretary
                               Fax:  (212) 906-8479

         If to the Executive:  435 E. 65th Street
                               Apt. 14-D
                               New York, NY 10022
                               Fax:  (212) 535-9527 or
                               (646) 521-5210 during any Abroad Term

Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, shall be effective on the date of delivery.

         (c) Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

         (d) Withholding. The Company shall withhold or cause to be withheld from any payments made pursuant to this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

         (e) Entire Agreement. This Agreement constitutes the complete understanding between the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and any member of the Company Affiliated Group. Without limiting the generality of the Plan or Section 11 of this Agreement or this Section 12(e), effective as of the Effective Date, this Agreement supersedes any existing employment, retention, severance and change-in-control agreements or similar arrangements or understandings (collectively, the "Prior Agreements") between the Executive and the Company and any member of the Company Affiliated Group, and any and all claims under or in respect of the Prior Agreements that the Executive may have or assert on or following the Effective Date shall be governed by and completely satisfied and discharged in accordance with the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         (f) Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws.

         (h) Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

         (i) Number and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         (j) Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                            (signature page follows)

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has executed this Agreement as of the day and year first above written, in each case effective as of the Effective Date.

                                  NTL COMMUNICATIONS CORP.

                                  /s/ Barclay Knapp
                                  -----------------------------------

                                  By Barclay Knapp
                                     --------------------------------

                                  Its Chief Executive Officer

                                  EXECUTIVE
                                  ___________________________________

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has executed this Agreement as of the day and year first above written, in each case effective as of the Effective Date.

                                  NTL COMMUNICATIONS CORP.

                                  __________________________________________

                                  By _______________________________________

                                  Its_______________________________________

                                  EXECUTIVE

                                  /s/ Jared L. Gurfein
                                  ------------------------------------------

                                    EXHIBIT B

                                     RELEASE

         This Release ("Release") is entered into between Jared L. Gurfein (the "Executive") and NTL Incorporated (the "Company") on the dates indicated below.

         1.       EXECUTIVE RELEASE.

                  (a) The Executive, on behalf of the Executive, the Executive's heirs, executors, administrators, successors and assigns, hereby irrevocably, unconditionally, voluntarily, knowingly and willingly releases and forever discharges the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, rights, costs, losses, causes of action and demands, debts or expenses of any nature whatsoever, known or unknown, that the Executive or the Executive's heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have against the Company or the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Release, except as set forth in Paragraph 1(b) below, including, but not limited to, any rights or claims relating in any way to (i) the Executive's employment relationship with the Company or the Company's decision to terminate the Executive's employment, (ii) all claims for attorneys' fees, punitive or consequential damages and (iii) all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the New York State and City Human Rights Law, each as amended, and any other federal, state, local or foreign law or judicial decision. The Executive further agrees that the Company does not owe the Executive any further wages, compensation or benefits, except the wages, compensation and benefits specifically enumerated in the severance agreement to which this Release is attached (the "Severance Agreement").

                  (b)      Nothing in this Release shall be deemed to release
(i) the Executive's right to indemnification under Section 10 of the Employment Agreement, or any other indemnification rights that may exist under Delaware law or pursuant to the Company's certificate of incorporation or by-laws, (ii) the Executive's right to any vested benefit under the Company's 401(k) plan and any options granted pursuant to the 2003 NTL Incorporated Stock Option Plan, (iii) the Executive's rights as set forth under the Severance Agreement, or (iv) the Executive's rights under the NTL Tax Equalisation Policy, attached to Exhibit G of the Severance Agreement, for the Company's 2002 and 2003 fiscal years.

                  (c) The Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to the Executive arising out of the Executive's employment with the Company, and no further sums are owed to the Executive by the Company or any of the other Company Releasees, except as expressly provided in the Severance Agreement.

                  (d) The Executive represents that the Executive has no complaints, charges or lawsuits pending against the Company or any of the other Company Releasees. The Executive acknowledges and agrees that the Executive and the Executive's heirs, executors, administrators, successors or assigns shall not, directly or indirectly, be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Company Releasees based on any event arising out of the matters released in this Paragraph 1.

         2. COMPANY RELEASE. The Company knowingly and willingly releases and forever discharges the Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against the Executive by reason of any matter, cause or thing whatsoever arising from the beginning of time to the date of this Release, provided, however, that nothing herein is intended to release any claim the Company may have against the Executive for any illegal conduct. Notwithstanding the foregoing, the release set forth in this paragraph shall not release the Executive from the Executive's obligations in the Severance Agreement or any of Executive's continuing obligations in the Employment Agreement.

         3. CONSULTATION WITH ATTORNEY/VOLUNTARY AGREEMENT. The Executive acknowledges that (i) the Company has advised the Executive of the Executive's right to consult with an attorney of the Executive's choosing prior to signing this Release, (ii) the Executive has consulted with an attorney regarding the terms of this Release prior to executing it, (iii) the Executive has carefully read and fully understands all of the provisions of this Release and (iv) the Executive is entering into this Release, including the releases set forth in Paragraph 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration.

         4.       CONSIDERATION & REVOCATION PERIOD.

                  (a) The Executive acknowledges that the Executive has been given at least forty-five (45) calendar days to consider the terms of this Release, as well as the information attached hereto.

                  (b) The Executive will have seven (7) calendar days from the date on which the Executive signs this Release to revoke the Executive's consent to this Release. The Executive shall make such revocation in writing and shall send such writing to J. Barclay Knapp, NTL Incorporated, 110 East 59th Street, 26th Floor, New York, New York 10022, fax number: (212) 752-1157. The Company must receive such notice of revocation within the seven (7) calendar days referenced above. Provided that the Executive does not revoke this Release, this Release shall become effective on the eighth calendar day after the date on which the Executive signs this Release.

                  (c) In the event of a revocation under Paragraph 4(b) of this Release by the Executive, Paragraphs 2(b), 2(d) and 2(e) of the Severance Agreement and this Release in its entirety shall become null and void. In the event the Company fails to execute this Release, the provisions of Paragraph 1 of this Release shall become null and void.

         5. NO ADMISSION OF WRONGDOING. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees or the Executive.

         6. NO ORAL MODIFICATION; NO WAIVERS. This Release may not be changed orally, but may be changed only in a writing signed by the Executive and a duly authorized representative of the Company. The failure of the Executive or the Company to enforce any of the terms, provisions or covenants of this Release will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either the Executive or the Company of any breach or default by the other party of any term or provision of this Release will not operate as a waiver of any other breach or default.

         7. ASSIGNMENT. This Release is personal to the Executive and may not be assigned by the Executive, and is binding on and shall inure to the benefit of the Company and the other Company Releasees.

         8. DESCRIPTIVE HEADINGS. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Release.

         9. ENFORCEABILITY. In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

         10. ENTIRE AGREEMENT. This Release, the Severance Agreement and the Employment Agreement (as modified by the Severance Agreement) set forth the entire understanding between the Executive and the Company and supersede all prior agreements, representations, discussions, and understandings concerning the subject matter hereof. The Executive represents that, in executing this Release, the Executive has not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Release or otherwise.

         11. GOVERNING LAW. This Release shall be construed and enforced according to the laws of the State of New York, without giving effect to its principles of conflicts of law.

         IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company have executed this Release on the dates indicated below.

EXECUTIVE                                             NTL INCORPORATED

___________________   ____  By: _______________________________       _______
 Jared L. Gurfein     Date      J. Barclay Knapp                       Date
                                President - Chief Executive Officer
                                NTL Incorporated

                              ATTACHMENT TO RELEASE

1. The decisional unit is all employees who work out of, or are affiliated with, the New York office of the Company.

2. In connection with transferring certain functions to its United Kingdom office, the Company has decided to reduce its New York workforce on August 15, 2003 (the "Termination Date").

3. All full-time employees of the Company, other than employees with individual severance agreements or employment agreements in effect or whose employment is covered by a collective bargaining agreement, are eligible for certain severance benefits under the NTL Incorporated Severance Plan (the "Plan-Based Severance") upon a termination without "Cause" (as defined in the
Plan).

4. Employees with employment agreements are eligible for certain severance benefits upon a termination without "Cause" (as defined in each individual employment agreement) under the terms of their individual employment agreements (the "Agreement-Based Severance").

5. All employees will have forty-five (45) calendar days to consider the terms of the Release. All employees must sign the release on, or within the eight calendar days prior to, August 15, 2003. Once an employee signs the Release, such employee will have seven (7) calendar days to revoke the Release.

6. The following is a list of all employees, who work out of or are affiliated with the New York office, by title, age and whether they are eligible for the Plan-Based Severance, Agreement-Based Severance or not presently eligible for either:

---------------------------------------------------------------------------------------------------------------
                                                                      Agreement-Based
       Job Title                   Age      Plan-Based Severance         Severance       Not Presently Eligible
---------------------------------------------------------------------------------------------------------------
Accounting Clerk                   23                 X
---------------------------------------------------------------------------------------------------------------
Administrative Assistant           29                 X
---------------------------------------------------------------------------------------------------------------
Administrative Assistant           37                 X
---------------------------------------------------------------------------------------------------------------
Administrative Assistant           38                 X
---------------------------------------------------------------------------------------------------------------
Administrative Assistant           50                 X
---------------------------------------------------------------------------------------------------------------
Administrative Assistant,          55                 X
Assistant Secretary
---------------------------------------------------------------------------------------------------------------
Administrative Assistant,          60                 X
Office Manager
---------------------------------------------------------------------------------------------------------------
Assistant General Counsel          33                                        X
---------------------------------------------------------------------------------------------------------------
Chief Executive Officer            46                                                               X
---------------------------------------------------------------------------------------------------------------
Deputy General Counsel             41                                        X
---------------------------------------------------------------------------------------------------------------

                                    EXHIBIT C

Bonus for Jared Gurfein = $100,000 x 0.5 x Relevant Percentage

The Relevant Percentage will be defined by the following table:

           H1 UFCF                                  RELEVANT
        (in millions)                              PERCENTAGE
< L108.1                                               0.0%
> or = to L108.1 but < L113.6                         50.0%
> or = to L113.6 but < L117.2                         75.0%
> or = to L117.2 but < L122.4                        100.0%
> or = to L122.4 but < L127.7                        125.0%
> or = to L127.7 but < L132.9                        150.0%
> or = to L132.9 but < L138.1                        175.0%
> or = to L138.1                                     200.0%

Therefore, by way of example, if an employee's target bonus was $100,000 and the Company's H1 UFCF was L120.0 million, then the employee's Bonus would be equal to $100,000 x 0.5 x 100.0% or $50,000.

H1 is defined as the accounting period from January 1, 2003 to June 30, 2003.

UFCF is defined as unlevered free cash flow of the NTL Group as a whole and shall be calculated for purposes of this Agreement on the same basis as it is calculated for the relevant period under the Company's 2003 Bonus Scheme, for the employees of the NTL Group generally.

                                    EXHIBIT D

                              [COMPANY LETTERHEAD]

                                                  August _, 2003

BY HAND DELIVERY & FACSIMILE

Continental Stock Transfer & Trust Company
Attention:  Steven Nelson
17 Battery Place, 8th Floor
New York, New York 10004-1102
Facsimile: (212) 509-5150

Dear Mr. Nelson:

         NTL Incorporated ("NTL") hereby authorizes and directs Continental Stock Transfer & Trust Company, pursuant to Paragraph 4 of the Escrow Agreement, dated April 16, 2003, among the Company and certain of its executives, including Jared L. Gurfein, to release immediately 9,317 shares of NTL to Jared L. Gurfein. Such shares should be delivered to Jared L. Gurfein, 435 East 65th Street, Apartment 14D, New York, New York 10021.

                                   Sincerely,

                                   J. Barclay Knapp
                                   President - Chief Executive Officer
                                   NTL Incorporated

                                    EXHIBIT E

                                Jared L. Gurfein
                       435 East 65th Street, Apartment 14D
                            New York, New York 10021

                                                 June __, 2003

BY OVERNIGHT MAIL

NTL Incorporated
Attention: J. Barclay Knapp
110 East 59th Street, 26th Floor
New York, New York 10022

                                Re: Resignation

To J. Barclay Knapp:

         Effective August 15, 2003,1 hereby resign from any and all boards and office or director positions, if any, with the Company and any of its parents, subsidiaries or affiliates. I also agree to execute any other documents necessary to effectuate such resignation.

                                   Sincerely,

                                   Jared L. Gurfein

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                 NON-QUALIFIED AND INCENTIVE STOCK OPTION NOTICE

Dear Jared Gurfein:

This Option Notice (the "Notice") dated as of April 11, 2003 (the "Grant Date") is being sent to you by NTL Incorporated (including any successor company (the "Company"). As you are presently serving as an employee of NTL Incorporated or one of its Subsidiary Corporations, in recognition of your services and pursuant to the 2003 NTL Incorporated Stock Option Plan (the "Plan"), the Company has granted you the Option provided for in this Notice. The Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1. GRANT OF OPTION. The Company hereby irrevocably grants to you, as of the Grant Date, an Option to purchase up to 5,000 shares of the Company's Common Stock at a price of $9 per share (the "First Tranche") and an Option to purchase up to 5,000 shares of the Company's Common Stock at a price of $15 per share (the "Second Tranche") and collectively with the First Tranche (the "Option"). The First Tranche is not intended to qualify as an Incentive Stock Option under U.S. tax laws or as an "approved option" under UK tax laws. The Second Tranche is intended to qualify as an Incentive Stock Option under U.S. tax laws and the Company will treat it as such to the extent permitted by applicable law.

2. VESTING. Each of the First Tranche and the Second Tranche shall vest with respect to 20% of the shares covered thereby on April 11, 2004 and each such Tranche shall vest with respect to an additional 20% of such shares on each April 11th thereafter until fully vested, provided that you are employed by the Company or one of its Subsidiary Corporations on each such vesting date. Notwithstanding the foregoing, in the event of a termination of your employment other than a termination by the Company for Cause, each of the First Tranche and the Second Tranche shall become vested as to 100% of the shares covered thereby.

3. EXERCISE PERIOD. Except as set forth above in paragraph 2, the Option shall stop vesting immediately upon the termination of your employment and any portion of the Option that is not vested at the time of termination of your employment shall immediately be forfeited and cancelled. Your right to exercise that portion of the Option that is vested at the time of your termination shall terminate on the earlier of the following dates: (a) three months after the Severance Period (as defined below) ends in connection with your termination other than for Cause; (b) one year after your termination resulting from your retirement, Disability or death, (c) the date on which your employment is terminated for Cause; or (d) April 10, 2013. For purposes of this Agreement, "Severance Period" shall mean the number of years equal to the number multiplied by your base salary to determine the amount of severance payable to you under your severance agreement.

4. MANNER OF EXERCISE. The Option may be exercised by delivery to NTL Incorporated, Attn: Robert Mackenzie/Stock Options at its office (NTL House, 10 Bartley Way, Bartley Wood Hook, Hampshire RG24 9XA) of a notice in the form attached signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified or bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any Subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the exercise of the Option).

5. TRANSFERABILITY. Neither this Option nor any interest in this Option may be transferred other than by will or the laws of descent or distribution, and this Option may be exercised during your lifetime only by you or your guardian or legal representative.

                                       NTL INCORPORATED

                                       By: /s/ J. Barclay Knapp
                                           ---------------------------------
                                           Name:
                                           Title:

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                               EXHIBIT G (GURFEIN)

l. The Executive is entitled to the reasonable moving expenses to relocate from London to the United States as follows: (i) moving expenses and airfare to return the Executive and his family to the United States, (ii) a brief hotel stay (not to exceed one week) upon arrival in the United States and (iii) remaining storage and moving costs to move stored items to the Executive's home in New York City. Such expenses shall, to the extent practicable, be pre-paid by the Company on or before the Termination Date. The Company shall reimburse any reasonable out of pocket costs incurred either before or after the Termination Date related to the foregoing that have not been pre-paid by the Company.

2. The Executive is entitled to continued tax equalization benefits pursuant to the tax equalization policy attached hereto (the "Tax Equalization Policy"). For purposes of the Tax Equalization Policy, the term "Illinois" is hereby deleted and replaced in all instances by the term "New York."

3. The Executive hereby waives any right to have his living expenses in New York City paid by the Company following the Termination Date through November 15, 2003 as provided for in Section 7(b) of the Employment Agreement, in consideration for which the Company hereby expressly agrees to allow the Executive to remain in the Company sponsored apartment in London that he is currently occupying until the conclusion of that lease on October 31, 2003. The Company shall continue to pay the rent on that apartment as it becomes due in a timely manner during that period, and continue to pay the utilities that have been provided for during the Executive's time in London. The Executive will use his reasonable efforts to effect an early termination of the lease if Executive chooses to vacate such apartment sooner than October 31, 2003.

4. The Company will explore whether the insurance carrier of the Company's group health plan currently covering employees resident in the Company's New
York office will permit the Executive to obtain coverage under its plan prior to the Termination Date or whether the insurance carrier of the Company's group health plan currently covering employees resident in the Company's London office will permit the Executive to obtain COBRA coverage under its plan following the Termination Date. To the extent permitted by such carriers, the Executive may elect from such available options or choose to receive the benefits provided in Paragraph 2(d)(iii)(y) of the Severance Agreement. In the event that neither of the options described in the first sentence are possible, the Executive will receive the benefits provided in Paragraph 2(d)(iii)(y) of the Severance Agreement. For the sake of clarity, the premium described in Paragraph 2(d)(iii)(y) of the Severance Agreement will equal the premium for an employee (as well as an employee's qualifying dependents as applicable to the Executive) covered by the Company's group health plan currently covering employees resident in the Company's New York office, regardless of whether the Executive is eligible to participate in such group health plan.
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                                                                               1

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

A.       OBJECTIVE

         A TAX & SOCIAL SECURITY EQUALISATION POLICY has bean established for employees on foreign assignment, as an employee's actual tax liability will be different from what it would have been in the home country. (This is because expatriate allowances and reimbursements may be taxable in the foreign country; the employee is also likely to remain subject to home country taxes).

         This policy ensures that an expatriate's total tax burden will approximate to that of an NTL DIGITAL US INC employee working in the US with comparable NTL DIGITAL US INC income, personal income, adjustments, deductions and exemptions, irrespective of host (i.e., assignment) country.

         By equalising income tax and social security costs for its expatriates, NTL DIGITAL US INC intends that each expatriate shall fully comply with the tax filing and payment requirements imposed by the taxing authorities in his country of assignment and by his home country. Assistance will be provided to the expatriate by an international tax consulting firm in order to meet these tax return filing requirements.

B.       REPORTING OBLIGATIONS

         NTL DIGITAL US INC requires that all employees be familiar and comply fully with all applicable national and local laws. In connection with tax and social security matters, the following guidelines ensure that NTL DIGITAL US INC and its expatriates will fully comply with worldwide income tax and social security requirements.

                  - NTL DIGITAL US INC regards compliance with worldwide income tax and social security requirements as a mandatory obligation of each expatriate.

                  - An expatriate must conduct himself at all times so as to avoid charges of fiscal evasion or abuse, or of violation of local law, which could jeopardise in any way his standing personally or as a representative of NTL DIGITAL US INC.

                  - An expatriate is expected to exercise care and attention in minimising his liability for worldwide income taxes and social security contributions in accordance with appropriate principles of fiscal planning. An expatriate must co-operate with NTL DIGITAL US INC to ensure that his tax returns are filed in such a manner as to produce the lowest possible tax permitted by law.

         Each expatriate is required to report taxable income and pay income taxes to the taxing authorities which have jurisdiction during the period of his International Assignment. The

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                                                                               2

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

         income tax and social security contributions to be paid by each expatriate will be governed by the fiscal laws and regulations under which the authorities operate.

C.       TAX RETURN PREPARATION ASSISTANCE

         It is the responsibility of each expatriate to ensure that the proper income tax returns are filed when due. NTL DIGITAL US INC has engaged an international tax consulting firm to assist expatriate employees in meeting this obligation. The fee for such services will be borne by NTL DIGITAL US INC.

         Tax returns prepared by the international tax consulting firm will be kept confidential by them.

D.       IMPLEMENTATION OF TAX EQUALISATION

         NTL DIGITAL US INC will continue to withhold actual US Social Security Taxes from the base salary of a US citizen or green-card holder during an International Assignment, subject to maximum statutory limitations.

         As noted above, under the NTL DIGITAL US INC TAX & SOCIAL SECURITY EQUALISATION POLICY, each expatriate will have a total income tax burden approximately equal to that of an NTL DIGITAL US INC employee working in the US with comparable income, adjustments, deductions and exemptions.

         This is achieved by calculating a hypothetical tax liability and subtracting this amount from the expatriate's base salary during the year.

         Having reduced base salary by a retained hypothetical US income tax, NTL DIGITAL US INC will assume responsibility for paying the expatriate's actual worldwide income tax liability as well as his actual local social tax, if any.

         After the close of the year, and after an expatriate's US Federal (and State, if required) income tax return has been fled, the international tax consulting will prepare a year-end reconciliation. The "retailed hypothetical US income tax" will be adjusted, to reflect actual income and deductions in place of estimated amounts used at the beginning of the year. This reconciliation will be the basis of a final settlement between NTL DIGITAL US INC and the expatriate of that year's income tax reimbursement.

         1.       HYPOTHETICAL US INCOME TAX (RETAINED FROM PAY)

                  Hypothetical tax represents an estimate of the expatriate's US Federal and Illinois State tax obligations on his or her projected taxable income. This will be calculated using actual filing status, current dependency exemptions and tax rates for the taxable year. NTL DIGITAL US INC has agreed to calculate hypothetical

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                                                                               3

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                  State tax based on Illinois rates, since this is where payroll is maintained, irrespective of an individual's "home" state prior to accepting overseas assignment.

                  Income to be included in the hypothetical tax calculations is as follows:

                           -        base salary

                           -        bonus

                           -        group term life

                           -        personal passive (investment) income

                  If married, passive income of expatriate's spouse will also be included. Subject to the specific exception below, spousal salary or other earned income, however, is specifically excluded from the Hypothetical calculation. Rationale: spouse is eligible to elect Sec.911 foreign earned income exclusion in their own right. This, plus credit for foreign taxes paid on foreign source wages, should result in no incremental US tax being due on such income. Spouse remains personally liable for all foreign income and social security taxes due.

                  In arriving at hypothetical taxable income, deductions will be available for:

                           - actual amounts claimed on Federal income tax return to arrive at adjusted gross income.

                           - actual itemised deductions per Federal return, excluding moving expenses.

                           - mortgage interest and real estate taxes paid per Federal Schedule A or, if home is sold during overseas assignment, the amounts deductible in last complete tax year prior to sale.

                           - credit will be given for hypothetical Illinois State taxes calculated, if this figure is higher than actual taxes claimed in Federal return.

                  The hypothetical US income tax retained from pay may be changed by NTL DIGITAL US INC during the course of a year whenever there is a change in the expatriate's base salary, 401(k) contribution, or other NTL DIGITAL US INC income/related deductions, or a change in filing status or number of dependants. Also, upon notification and verification of US itemised deductions and deductible losses and adjustments such as US rental losses and alimony, NTL DIGITAL US INC may reduce the retailed hypothetical tax to give the expatriate current tax benefit. Conversely, NTL DIGITAL US INC may increase the retained hypothetical tax in order to collect the additional hypothetical US income tax on net personal income such as dividends and interest.

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                                                                               4

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                  The hypothetical US income tax retained from pay is not a withholding tax and should not be confused with the amount of US income tax withholding to which the expatriate may have been subject prior to the International Assignment. The two amounts are calculated in different ways and will often be different in amount. The hypothetical US income tax is simply a negative item in the expatriate's compensation package which, because it approximates his tax obligation for the year on NTL DIGITAL US INC income, provides the expatriate with approximately the same net level of spendable income as a counterpart US employee.

                  Spousal Income - Exception

                  In the event that both spouses are employed by NTL DIGITAL US INC and on foreign assignment, the hypothetical tax liability will be based on the inclusion of all income (as above) and calculated on the basis of the married filing joint tax rates. The hypothetical taxes payable by each spouse will be in proportion to their respective gross income (as defined above), but net of 401k contributions and/or other NTL DIGITAL US INC income/related deductions.

         2.       FINAL HYPOTHETICAL US INCOME TAX (FOR TAX REIMBURSEMENT
                  PURPOSES)

                  As stated above, after the close of the year, the "retained hypothetical US income tax" will be adjusted to a "final hypothetical US income tax" based on actual amounts. This hypothetical US income tax then becomes the "final" income tax burden which an expatriate must bear for such year, and will approximate that of an NTL DIGITAL US INC employee in the US with comparable base salary, bonus, other NTL DIGITAL US INC income, personal income or losses, deductions and exemptions.

                  Because the United States taxes its citizens and green-card holders on worldwide income, the final hypothetical US income tax will be based not only on NTL DIGITAL US INC base salary and bonus, but also on the expatriate's taxable net personal income or lose, adjustments, and in most circumstances on his actual itemised deductions as well. In the absence of a reduction in the retained hypothetical US tax as discussed above, the NTL DIGITAL US INC expatriate with losses, alimony or itemised deductions will likely receive a cash reimbursement from NTL DIGITAL US INC after the end of the year. On the other hand, an NTL DIGITAL US INC expatriate with net personal income will be obliged to make a cash payment to NTL DIGITAL US INC after the end of the year equal to the additional hypothetical tax on such income. Such expatriates are thereby on notice that they must have sufficient cash to pay this hypothetical tax on personal income, or make arrangements for NTL DIGITAL US INC to retain it through payroll or to make payments of Estimated US income tax to the IRS and to State tax authorities, if applicable.

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                  The final hypothetical US income tax will be based on the following items:

                  (a)      NTL DIGITAL US INC Income

                           - Base salary, less 401(k) contributions and any other pre-tax employee contributions. (For this purpose, in the case of an employee who works a part-year on International Assignment for NTL DIGITAL US INC and who works a part-year for NTL DIGITAL US INC in the US base salary will be the sum of the two part-year base salaries).

                           - Cash bonuses and any other cash incentive compensation.

                           - (Income from the exercise of NTL DIGITAL US INC Stock Options. (Note, however, that while an expatriate will be charged a US hypothetical tax on Stock Option income, it is in the best interests of the expatriate, and of NTL DIGITAL US INC, for the tax consequences of stock option exercises to be thoroughly discussed with the international tax consulting firm in advance of the exercise and of any subsequent sale of shares, in order to mitigate adverse tax consequences).

                           - Income from any other NTL DIGITAL US INC stock-based incentive plan.

                           -        Imputed income from group term life
                                    insurance and any other employee benefit considered taxable in the US which the expatriate would have received independent of his International Assignment.

                           - Oversees allowances are excluded from all calculations of hypothetical tax to ensure that NTL DIGITAL US INC bears the full cost of any tax imposed on these allowances.

                  (b)      Net Personal Income

                           "Net personal income" is the positive amount which results from subtracting "personal losses" from "personal income." NTL DIGITAL US INC reserves the right to "cap" the amount of net personal income which it will tax equalise under this policy, and also to limit its reimbursement of host country income taxes thereon when such taxes could have been avoided by following the tax advice of the international tax consulting firm.

                           "Personal income" encompasses income earned or received from sources other than NTL DIGITAL US INC. It includes, but is not limited to,

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                                                                               6

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                           amounts from the following sources which are taxable on an expatriate's actual US income tax return:

                           -        Dividends

                           -        Interest

                           -        State income tax refunds

                           - Net capital gain, other than gain from the sale of an expatriate's US principal residence and gain from the sale of any residence owned by the expatriate country of assignment.

                           - Net rental income (but excluding any NM DIGITAL US INC - funded expenses).

                           -        Net partnership income.

                           Capital gain arising from the sale of an expatriate's US principal residence will not be tax equalised under the NTL DIGITAL US INC policy. In this connection, it is possible for an expatriate who sells his US principal residence (upon taking an International Assignment) to defer the Federal (but not all states') income tax on his gain, if any, by reinvesting the proceeds (within certain time limits) in a new principal residence. The tax consequences of selling versus renting should be discussed with the international tax consulting firm. In the event an expatriate chooses to sell his US principal residence, at any time, the expatriate will be responsible for the full amount of the income tax payable, if any, on the gain therefrom, as well as the full amount of the income tax payable, if any, on the sale of any residence owned by the expatriate in the country of assignment.

                           "Personal Income" also includes:

                  - Any salaries or compensation received by the expatriate prior to, or subsequent to, the International Assignment, while self-employed or employed by a corporation unrelated to NTL DIGITAL US INC.

                  - Any salaries, compensation or self-employment income received by the expatriate's spouse prior to, or subsequent to, the International Assignment.

                           During the period of the expatriate's International Assignment, to the extent that an expatriate's spouse has a job in the host country, or is self-employed theme, the spouse will be fully responsible for any income and

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                                                                               7

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                           social taxes imposed on the spouse's income. In this circumstance, the Year-End US Tax Equalisation calculation will not reflect a final hypothetical US income tax on such income; and in calculating the actual US income tax if any, attributable to the spouse's income, the spouse will receive the full benefit of the spouse's "earned income exclusion" and the appropriate "foreign tax credit" available under US tax law. However, where the host country is the UK, the "married couple's allowance" will be deemed deductible by the NTL DIGITAL US INC expatriate and not by his spouse.

                           "Personal losses" encompass losses funded exclusively by the expatriate. This category includes but is not limited to:

                           - Net capital loss deductible on the actual US income tax return.

                           - Net rental loss deductible on the actual US income tax return (but excluding any NTL DIGITAL US INC funded expenses).

                           - Net partnership loss deductible on the actual US income tax return.

                  (c)      Net Personal Loss

                           "Net Personal Loss is the negative amount which results from subtracting "personal losses" from "personal income."

                  (d)      Deductions

                           The following deductions which are not funded by NTL DIGITAL US INC via a specific allowance payment will be allowed in arriving at an expatriate's hypothetical taxable income for purposes of computing his final hypothetical US income tax:

                           Adjustments to gross income claimed on the expatriate's actual US income tax return for the taxable year, such as alimony, forfeited interest, and deductible IRA contributions; plus

                           - the amount of actual itemised deductions deductible on an expatriate's US income tax return for the taxable year plus the amount of the final hypothetical State income tax for the year,

                           - an amount equal to the last full tax year's expense for mortgage interest and real estate taxes where the principal residence in USA has been sold.

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                                                                               8

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                           An expatriate's actual itemised deductions will be reduced by those expenses (principally moving expenses) which were reimbursed (directly or in the form of an allowance) by NTL DIGITAL US INC.

                  (e)      Tax Rates & Filing Status

                           In computing the final hypothetical US income tax, the tax rates and filing status to be used are those used on the actual US income tart return (and State return, if required) for the taxable year.

                  (f)      Tax Income Taxes

                           The State portion of the final hypothetical US income tax will be adjusted after year-end to include the various items of income and deductions described above, applying the tax laws of, the State of Illinois which would have been applicable to an expatriate if he had remained in the US.

                           In most cases, an expatriate will not be subject to actual State income taxes on his worldwide earnings abroad. However, some states may attempt to assess state into taxes in certain situations. Where this occurs, the following rules will apply:

                                    -        Tax based on "domicile" or
                                             "residence" in year of departure
                                             from US or return to US

                                             Some states assess tax on an
                                             expatriate's overseas earnings due
                                             to the fact that the expatriate was
                                             domiciled in that state during the
                                             year.

                                             In such cases, an equitable
                                             adjustment will be made to keep the
                                             expatriate whole.

                                    -        State Income Tax on Business Trips
                                             to the US

                                             In certain circumstances, business
                                             trips to the US by an expatriate
                                             may attract State income tax on
                                             earnings related to such business
                                             trips. NTL DIGITAL US INC will
                                             reimburse an expatriate for all
                                             state income taxes assessed on
                                             income earned on business trips to
                                             the US.

         3.       REIMBURSEMENT OF ACTUAL WORLDWIDE INCOME TAXES & LOCAL SOCIAL
                  SERVICES

                  Having reduced an expatriate's compensation by a retained hypothetical US income tax which is later adjusted to a final hypothetical US tax, NTL DIGITAL

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                                                                               9

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                  US INC will reimburse the actual amount of worldwide income taxes paid by an expatriate as well as local social taxes paid, if any.

                  In general, NTL DIGITAL US INC employees on International Assignment will be subject to income and social taxes in their country of assignment. Where this is the case, NTL DIGITAL US INC expects each expatriate to comply fully with the tax laws of such country, relying on the services of the international tax consulting firm in the preparation of required tax returns and in legally minimising income tax liabilities.

                  Whenever an expatriate must pay a local income or social tax, NTL DIGITAL US INC will at that time pay the amount of such tax to or on behalf of the expatriate. This includes local income and social taxes in the form of:

                           - Withholding taxes which NTL DIGITAL US INC is required to pay over to the assignment country government.

                           -        Estimated tax filings made during the year.

                           -        Payment of the balance due with the
                                    assignment country income tax return or upon final assessment for the tax year.

                  In all cases, the expatriate's cash flow will not be reduced by tax payments to the assignment country government.

                  Verification of the actual amount of local taxes paid by each expatriate will be provided by Ernst & Young, which will communicate the amount thereof to NTL DIGITAL US INC. An amount equal to any local tax refunds must be paid or turned over to NTL DIGITAL US INC by the expatriate, since NTL DIGITAL US INC (and not the expatriate) will have funded all local taxes.

         4.       YEAR-END US TAX EQUALISATION

                  After an expatriate's US income tax return (if required) has been filed, the international tax consulting firm will prepare a tax reconciliation.

                  NTL DIGITAL US INC will provide to the consultants the salary and other information (retained hypothetical tax, etc.) necessary to complete this form. The consultants will send the Year-End US Tax reconciliation to NTL DIGITAL US INC, who will review the calculation and then forward it to the expatriate.

                  The "Year-End US Tax reconciliation" will reconcile the retained hypothetical US income tax with the final hypothetical US income tax for the year. It will also disclose the actual US income tax for the year (if any) which, under this policy, is fully reimbursable by NTL DIGITAL US INC. The reconciliation will then

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                                                                              10

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                  indicate the net reimbursement owed to/by the expatriate, and NTL DIGITAL US INC reimbursement will be made as appropriate and final.

                  NTL DIGITAL US INC will reimburse the expatriate for all interest and penalties relating to NTL DIGITAL US INC income except when the assessment of the interest and penalties results from the negligence or fault of the expatriate; e.g., a delay in submitting data booklets or tax questionnaires to the consultants which in turn prevents the timely filing of a return.

                  NTL DIGITAL US INC will also reimburse interest imposed on any balance due resulting from an extended due date for filing US tax returns granted to US taxpayers residing overseas.

         5.       CREDITS ALLOWED AGAINST US TAX FOR LOCAL TAXES PAID

                  Any tax credits for local taxes (referred to as "foreign tax credits") reimbursed by NTL DIGITAL US INC which reduce an expatriate's US income tax liability prior to, during or subsequent to his International Assignment, will be considered to be for the benefit of NTL DIGITAL US INC.

                  It also includes tax credits (reimbursed by NTL DIGITAL US
                  INC) which are carried back or carried forward, regardless of whether the income in the carryback or carry forward year is related to the International Assignment. In such instances, an expatriate must pay the amount of his tax refund received from the Internal Revenue Service, plus interest, to NTL DIGITAL US INC. This payment is to be made within 10 days of receipt of the refund.

         6.       NET OPERATING LOSSES

                  Any net operating losses resulting from exclusions available to US citizens working abroad will be considered to be for the benefit of NTL DIGITAL US INC, because the tax benefit of these personal losses will have been fully realised by the expatriate in the hypothetical tax calculation. This includes a net operating loss which is carried back or carried forward regardless of whether the income in the carryback or carry forward year is related to the International Assignment. In such instances, an expatriate must pay the amount of his tax refund received from the Internal Revenue Service and applicable state tax authority, plus interest, to NTL DIGITAL US INC. This payment is to be made within 10 days of receipt of the refund.

         7.       SUBSEQUENT ADJUSTMENTS

                  Assignment country government or US Internal Revenue Service or State government examinations of expatriate income tax returns are not uncommon. When

                                                                              11
                    TAX & SOCIAL SECURITY EQUALISATION POLICY

                  they occur, the year-end US or local tax equalisation for that year will be recomputed, if necessary, with adjustments made as appropriate.

         8.       "TAX ON TAX"

                  Whenever NTL DIGITAL US INC reimburses local or US income taxes (either currently, or in the following year), such reimbursements themselves constitute taxable income for US income tax purposes and, generally, for assignment country tax purposes as well. Under the NTL DIGITAL US INC TAX & SOCIAL SECURITY EQUALISATION POLICY, any "final" tax paid with respect to income tax reimbursements will be fully reimbursed by NTL DIGITAL US INC.

                  For repatriated employees receiving tax reimbursments during the year subsequent to termination of their International Assignment, the payment may be grossed up to include any final tax due on the reimbursement in order to keep the employee whole.

         9.       SHORT-TERM LOANS

                  Even though compensation is reduced by the hypothetical US income tax, it may be necessary for NTL DIGITAL US INC to withhold actual US or local taxes as applicable, and to remit these taxes to the proper US and local taxing authorities. In order to ease the expatriate's cash flow burden, the expatriate in such cases will receive a loan equal to the local and/or US taxes withheld, with the approval of NTL DIGITAL US INC. This loan will, to the extent possible, be remitted to the expatriate at the same time that the salary check is issued. The total loan will be settled in the following year at the time the Year-End US or local tax reconciliation is prepared.

         10.      ANNUAL SETTLEMENT WITH EXPATRIATE

                  When the Year-End Equalisation calculations result in a balance due to the expatriate, the amount will first be applied against any outstanding loans for the same year. The remainder will be paid by NTL DIGITAL US INC to the expatriate.

                  If loans for a particular year exceed the amount of the tax equalisation balance due, the expatriate must repay such excess loans to NTL DIGITAL US INC within 10 days of receiving the applicable refund of taxes from the US or local government taxing authorities. NTL DIGITAL US INC reserves the right to recapture all unpaid tax loans by reducing the expatriate's base salary.

                    TAX & SOCIAL SECURITY EQUALISATION POLICY

         11.      TREATMENT OF NEW, RETURNING, TERMINATED AND RETIRED
                  EXPATRIATES

                  For an expatriate who is hired, transferred, terminated or who returns home during the year, the Year-End US Tax Equalisation will be adjusted in order to compare:

                           - Hypothetical US income tax retained from compensation (described above) during the portion of the year spent on International Assignment,

                           - Final hypothetical US income tax (described above) on the entire year's income, and

                           - Actual US income tax liability on Form 1040 for the entire year.

                  Where the expatriate was employed by an employer other than NTL DIGITAL US INC or any affiliate during the year, compensation from the expatriate's previous or subsequent employer will be treated as personal income and will therefore be subject to US hypothetical tax and will be fully tax equalised.

                  Where the expatriate spent part of the year (either pre-assignment or post assignment) in the US he will be fully responsible for applicable State income taxes assessed during such part-year periods, except to the extent that such state income taxes are increased by a NTL DIGITAL US INC allowance an which NTL DIGITAL US INC assumes responsibility for paying actual taxes.

         12. TREATMENT OF EXPATRIATES WHO ARE MARRIED TO PARTICIPANTS IN TAX EQUALISATION POLICIES OF OTHER EMPLOYERS

                  For an expatriate whose spouse is employed in the host country by entities other than NTL DIGITAL US INC and is covered by a tax equalisation policy of another employer, the manner in which the final hypothetical tax and reimbursable US and local taxes are calculated will be determined on a case-by-case basis. This approach will ensure that an NTL DIGITAL US INC expatriate receives the protection to which he is entitled under the NTL DIGITAL US INC TAX & SOCIAL SECURITY EQUALISATION POLICY by eliminating any distorted results which could occur if the standard calculations were performed.

                                                                  EXECUTION COPY

                                     RELEASE

                  This Release ("Release") is entered into between Jared L. Gurfein (the "Executive") and NTL Incorporated (the "Company") on the dates indicated below.

                  1.       EXECUTIVE RELEASE.

                           (a)      The Executive, on behalf of the Executive,
the Executive's heirs, executors, administrators, successors and assigns, hereby irrevocably, unconditionally, voluntarily, knowingly and willingly releases and forever discharges the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, rights, costs, losses, causes of action and demands, debts or expenses of any nature whatsoever, known or unknown, that the Executive or the Executive's heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have against the Company or the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Release, except as set forth in Paragraph 1(b) below, including, but not limited to, any rights or claims relating in any way to (i) the Executive's employment relationship with the Company or the Company's decision to terminate the Executive's employment, (ii) all claims for attorneys' fees, punitive or consequential damages and (iii) all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the New York State and City Human Rights Law, each as amended, and any other federal, state, local or foreign law or judicial decision. The Executive further agrees that the Company does not owe the Executive any further wages, compensation or benefits, except the wages, compensation and benefits specifically enumerated in the severance agreement to which this Release is attached (the "Severance Agreement").

                           (b)      Nothing in this Release shall be deemed to
release (i) the Executive's right to indemnification under Section 10 of the Employment Agreement, or any other indemnification rights that may exist under Delaware law or pursuant to the Company's certificate of incorporation or by-laws, (ii) the Executive's right to any vested benefit under the Company's 401(k) plan and any options granted pursuant to the 2003 NTL Incorporated Stock Option Plan, (iii) the Executive's rights as set forth under the Severance Agreement, or (iv) the Executive's rights under the NTL Tax Equalisation Policy, attached to Exhibit G of the Severance Agreement, for the Company's 2002 and 2003 fiscal years.

                           (c)      The Executive acknowledges and agrees that
the Company has fully satisfied any and all obligations owed to the Executive arising out of the Executive's employment with the Company, and no further sums are owed to the Executive by the Company or any of the other Company Releasees, except as expressly provided in the Severance Agreement.

                           (d)      The Executive represents that the Executive
has no complaints, charges or lawsuits pending against the Company or any of the other Company Releasees. The Executive acknowledges and agrees that the Executive and the Executive's heirs, executors, administrators, successors or assigns shall not, directly or indirectly, be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Company Releasees based on any event arising out of the matters released in this Paragraph 1.

                  2. COMPANY RELEASE. The Company knowingly and willingly releases and forever discharges the Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against the Executive by reason of any matter, cause or thing whatsoever arising from the beginning of time to the date of this Release, provided, however, that nothing herein is intended to release any claim the Company may have against the Executive for any illegal conduct. Notwithstanding the foregoing, the release set forth in this paragraph shall not release the Executive from the Executive's obligations in the Severance Agreement or any of Executive's continuing obligations in the Employment Agreement.

                  3. CONSULTATION WITH ATTORNEY/VOLUNTARY AGREEMENT. The Executive acknowledges that (i) the Company has advised the Executive of the Executive's right to consult with an attorney of the Executive's choosing prior to signing this Release, (ii) the Executive has consulted with an attorney regarding the terms of this Release prior to executing it, (iii) the Executive has carefully read and fully understands all of the provisions of this Release and (iv) the Executive is entering into this Release, including the releases set forth in Paragraph 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration.

                  4.       CONSIDERATION & REVOCATION PERIOD.

                           (a)      The Executive acknowledges that the
Executive has been given at least forty-five (45) calendar days to consider the terms of this Release, as well as the information attached hereto.

                           (b)      The Executive will have seven (7) calendar
days from the date on which the Executive signs this Release to revoke the Executive's consent to this Release. The Executive shall make such revocation in writing and shall send such writing to J. Barclay Knapp, NTL Incorporated, 110 East 59th Street, 26th Floor, New York, New York 10022, fax number: (212) 752-1157. The Company must receive such notice of revocation within the seven
(7) calendar days referenced above. Provided that the Executive does not revoke this Release, this Release shall become effective on the eighth calendar day after the date on which the Executive signs this Release.

                           (c)      In the event of a revocation under Paragraph
4(b) of this Release by the Executive, Paragraphs 2(b), 2(d) and 2(e) of the Severance Agreement and this Release in its entirety shall become null and void. In the event the Company fails to execute this Release, the provisions of Paragraph 1 of this Release shall become null and void.

                  5. NO ADMISSION OF WRONGDOING. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees or the Executive.

                  6. NO ORAL MODIFICATION; NO WAIVERS. This Release may not be changed orally, but may be changed only in a writing signed by the Executive and a duly authorized representative of the Company. The failure of the Executive or the Company to enforce any of the terms, provisions or covenants of this Release will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either the Executive or the Company of any breach or default by the other party of any term or provision of this Release will not operate as a waiver of any other breach or default.

                  7. ASSIGNMENT. This Release is personal to the Executive and may not be assigned by the Executive, and is binding on and shall inure to the benefit of the Company and the other Company Releasees.

                  8. DESCRIPTIVE HEADINGS. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Release.

                  9. ENFORCEABILITY. In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

                  10. ENTIRE AGREEMENT. This Release, the Severance Agreement and the Employment Agreement (as modified by the Severance Agreement) set forth the entire understanding between the Executive and the Company and supersede all prior agreements, representations, discussions, and understandings concerning the subject matter hereof. The Executive represents that, in executing this Release, the Executive has not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Release or otherwise.

                  11. GOVERNING LAW. This Release shall be construed and enforced according to the laws of the State of New York, without giving effect to its principles of conflicts of law.

                  IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company have executed this Release on the dates indicated below.

EXECUTIVE                       NTL INCORPORATED

/s/ Jared L. Gurfein  8/7/03    By: /s/ J. Barclay Knapp                  8/7/03
--------------------  ------        ----------------------                ------
Jared L. Gurfein      Date          J. Barclay Knapp                       Date
                                    President - Chief Executive Officer
                                    NTL Incorporated

                              ATTACHMENT TO RELEASE

1. The decisional unit is all employees who work out of, or are affiliated with, the New York office of the Company.

2. In connection with transferring certain functions to its United Kingdom office, the Company has decided to reduce its New York workforce on August 15, 2003 (the "Termination Date").

3. All full-time employees of the Company, other than employees with individual severance agreements or employment agreements in effect or whose employment is covered by a collective bargaining agreement, are eligible for certain severance benefits under the NTL Incorporated Severance Plan (the "Plan-Based Severance") upon a termination without "Cause" (as defined in the
Plan).

4. Employees with employment agreements are eligible for certain severance benefits upon a termination without "Cause" (as defined in each individual employment agreement) under the terms of their individual employment agreements (the "Agreement-Based Severance").

5. All employees will have forty-five (45) calendar days to consider the terms of the Release. All employees must sign the release on, or within the eight calendar days prior to, August 15, 2003. Once an employee signs the Release, such employee will have seven (7) calendar days to revoke the Release.

6. The following is a list of all employees, who work out of or are affiliated with the New York office, by title, age and whether they are eligible for the Plan-Based Severance, Agreement-Based Severance or not presently eligible for either:

--------------------------------------------------------------------------------------------
                                              Plan-Based    Agreement-Based    Not Presently
          Job Title                  Age      Severance        Severance         Eligible
--------------------------------------------------------------------------------------------
Accounting Clerk                     23           X
--------------------------------------------------------------------------------------------
Administrative Assistant             29           X
--------------------------------------------------------------------------------------------
Administrative Assistant             37           X
--------------------------------------------------------------------------------------------
Administrative Assistant             38           X
--------------------------------------------------------------------------------------------
Administrative Assistant             50           X
--------------------------------------------------------------------------------------------
Administrative Assistant,
Assistant Secretary                  55           X
--------------------------------------------------------------------------------------------
Administrative Assistant,
Office Manager                       60           X
--------------------------------------------------------------------------------------------
Assistant General Counsel            33                            X
--------------------------------------------------------------------------------------------
Chief Executive Officer              46                                             X
--------------------------------------------------------------------------------------------
Deputy General Counsel               41                            X
--------------------------------------------------------------------------------------------
Director - Corporate Finance
& Development                        30           X
--------------------------------------------------------------------------------------------
Executive Vice President -
General Counsel                      56                            X
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Human Resources                      39           X
--------------------------------------------------------------------------------------------
IT Development                       51           X
--------------------------------------------------------------------------------------------
Legal Assistant                      53           X
--------------------------------------------------------------------------------------------
Manager TT                           36           X
--------------------------------------------------------------------------------------------
Manager, Accounting                  38           X
--------------------------------------------------------------------------------------------
Manager, Accounting                  40           X
--------------------------------------------------------------------------------------------
Manager, Accounting                  41           X
--------------------------------------------------------------------------------------------
Manager, Corporate Development       30           X
--------------------------------------------------------------------------------------------
Manager, Investor Relations          32           X
--------------------------------------------------------------------------------------------
Manager, Telecom                     30           X
--------------------------------------------------------------------------------------------
Managing Director - Legal            38           X
--------------------------------------------------------------------------------------------
Receptionist                         28           X
--------------------------------------------------------------------------------------------
Receptionist                         50           X
--------------------------------------------------------------------------------------------
Vice President, Controller           44                            X
--------------------------------------------------------------------------------------------
Senior Vice President -
Finance                              33                            X
--------------------------------------------------------------------------------------------

                                       2